UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  January 27, 2015 (January 23, 2015)

TAYLOR MORRISON HOME CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-35873 (Commission File No.)	90-0907433 (IRS Employer Identification No.)

4900 N. Scottsdale Road, Suite 2000 Scottsdale, AZ 85251 (Address of principal executive offices)

(480) 840-8100
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On January 23, 2015, Mr. Greg Kranias resigned as a member of the Board of Directors (the “Board”) of Taylor Morrison Home Corporation (the “Company”).  Mr. Kranias had been designated by TPG Capital, LLC (“TPG”) to serve on the Company’s Board pursuant to the Stockholders Agreement, dated as of April 9, 2013, among the Company and the stockholders named therein (as amended, the “Stockholders Agreement”).

Mr. Kranias’s resignation from the Board is not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Appointment of Director

On January 23, 2015, the Company appointed Mr. James Sholem to the Board to fill the vacancy created by the resignation of Mr. Kranias.  Mr. Sholem will serve as a Class II director (with a term expiring at the Company’s 2015 annual meeting of stockholders) and has not been appointed to any committees of the Board.

Mr. Sholem was designated as a nominee to the Board by an affiliate of TPG pursuant to the Stockholders Agreement and will not be compensated by the Company for his services as a director.

Mr. Sholem is a Principal at TPG Real Estate. Prior to joining TPG Real Estate in 2011, Mr. Sholem spent his entire career in the Real Estate Principal Investment Area of Goldman Sachs, focusing on real estate private equity investing in North America. Mr. Sholem holds a B.A. from Brown University.

The Company’s transactions with TPG and its affiliates are described under the heading “Certain Relationships and Related Person Transactions” in the Company’s latest proxy statement, filed with the SEC on April 14, 2014.  In addition, in the ordinary course of its business the Company completed an aggregate of $9.5 million of real estate inventory acquisitions from affiliates of TPG during 2014.  The Company entered into these transactions on terms that it believes are no less favorable than those that could be obtained in agreements with third parties.

The Company does not intend for this Item 5.02 to be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or to be incorporated by reference into filings under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TAYLOR MORRISON HOME CORPORATION

By:	/s/ Darrell C. Sherman
Name:	Darrell C. Sherman
Title:	Vice President, Secretary and General Counsel

Dated:  January 27, 2015